Exhibit 99.01

OG&E seeks approval of scrubbers at Sooner Power Plant

OKLAHOMA City - Oklahoma Gas and Electric Co. today filed an application at the Oklahoma Corporation Commission seeking approval before May 2, 2016, for the addition of scrubbers at the Sooner Power Plant. With time running out to be in compliance with the EPA mandate on Regional Haze, OG&E has narrowed its request to the commission to address only the scrubbers at Sooner and has said it will seek regulatory relief on all other aspects of the environmental plan at a later date.

This filing was made only after OG&E successfully negotiated a suspension of the existing scrubber contracts. The temporary suspension allows time for the company to make a final attempt at gaining approval from the commission that adding scrubbers is the best course of action to be in compliance with the federal mandate and still meet the 2019 deadline. Without that approval, the company runs the risk of being second-guessed in 2019 upon completion of the project, putting more than $500 million at risk.

“While OG&E does not need permission to take a particular course of action in meeting its environmental obligations, for projects of this magnitude it is important for us to know that regulators agree with our overall plan,” said Paul Renfrow, Vice President Public Affairs and Corporate Administration. “Business, political and other circumstances almost certainly will change between now and completion of the project in three years, and the decision we make today will be second guessed then.

“This filing is different from the previous filings in that it has been narrowed down to the core request of approving the plan to add scrubbers to the Sooner plant, and we are filing it under a different section of Oklahoma law,” said Renfrow. “We believe this approach addresses a chief concern that was brought up in the previous case.”

If the commission does not provide approval before May 2, 2016, the company must consider whether to proceed with the scrubber installation at the Sooner plant. Absent approval, the company will decide whether to cancel the scrubbers and make plans to convert the Sooner coal units to natural gas. Doing so the would reduce the company’s coal-fired generation fleet from five units with 2500 megawatts capacity to one 500 megawatt unit, thereby greatly reducing the company’s fuel diversity.

“We are hopeful that the commission agrees with us that preserving fuel diversity is in the best interest of customers,” said Renfrow.

OG&E, a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE), is a regulated electric utility that serves approximately 825,000 customers in Oklahoma and western Arkansas.